WESTERN NEW ENGLAND BANCORP, INC. 8-K

Exhibit 99.1

For further information contact: James C. Hagan, President and CEO Guida R. Sajdak, Executive Vice President and CFO Meghan Hibner, Vice President and Investor Relations Officer 413-568-1911

WESTERN NEW ENGLAND BANCORP, INC. REPORTS RESULTS FOR THREE MONTHS ENDED

MARCH 31, 2022 AND DECLARES QUARTERLY CASH DIVIDEND

Westfield, Massachusetts, April 26, 2022: Western New England Bancorp, Inc. (the “Company” or “WNEB”) (NasdaqGS: WNEB), the holding company for Westfield Bank (the “Bank”), announced today the unaudited results of operations for the three months ended March 31, 2022. The Company reported net income of $5.3 million, or $0.24 per diluted share, for the three months ended March 31, 2022, as compared to net income of $5.8 million, or $0.24 per diluted share, for the three months ended March 31, 2021. On a linked quarter basis, net income was $5.3 million, or $0.24 per diluted share, as compared to net income of $6.2 million, or $0.28 per diluted share, for the three months ended December 31, 2021.

The Company also announced that the Board of Directors declared a quarterly cash dividend of $0.06 per share on the Company’s common stock. The dividend will be payable on or about May 25, 2022 to shareholders of record on May 11, 2022.

“We continue to build off a record year in 2021 and are pleased to announce strong first quarter results for the Company in 2022,” said James C. Hagan, President and Chief Executive Officer. “Notwithstanding a challenging economic and interest rate environment resulting in part from the ongoing global pandemic and geopolitical uncertainty, we remain optimistic about the Company’s growth opportunities in 2022.

As a result of utilizing excess cash from our successful increase in core deposits, the Company continues to show strong loan growth in key loan categories. We are pleased to report that our total loan portfolio increased $80.8 million during the first quarter, or 4.4%, excluding $19.3 million in Paycheck Protection Program (“PPP”) loans that were forgiven by the Small Business Administration (“SBA”). During the first quarter, we have seen the strongest growth from our commercial real estate lending portfolio. Additionally, during the first quarter, commercial real estate loans increased $59.5 million, or 6.1%, as we continued to add new customer relationships throughout New England and in key strategic lending areas. Despite customers continuing to use their accumulated cash to fund their operations, commercial and industrial loans continue to be added to our loan portfolio and remain a strategic priority. We continue to be mindful of economic conditions, such as inflation, supply chain issues that may affect some of our business customers, as well as the anticipated Federal Reserve interest rate increases, but remain optimistic about our loan portfolio growth.

We believe the balance sheet management steps we took in 2021 have directly resulted in an increase in net interest income and the net interest margin, which increased from 3.10% in the fourth quarter of 2021 to 3.20% in the first quarter of 2022. We are well positioned for the long awaited increase in interest rates with a strong low-cost core deposit base. Our asset quality continues to remain extremely solid with historical lows for nonperforming loans to total loans of 0.21% and our capital position continues to remain strong.”

Hagan concluded, “Lastly, we would like to thank the West Hartford community for naming Westfield Bank the “2021 Best of West Hartford – Best Bank/Financial Institution” for the second year in a row. I would also like to thank our customers, employees, Board of Directors and shareholders for their support as we continue our efforts to grow the Company in new markets now and in the future.”

COVID-19 Response and Actions:

As a Preferred Lender with the SBA, the Company was in a position to react immediately to the PPP component of the March 27, 2020 stimulus bill known as the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”) launched by the U.S Department of the Treasury and the SBA. As of December 31, 2021, the Company had received funding approval from the SBA for 2,146 applications totaling $302.2 million. As of March 31, 2022, the Company processed 2,093 PPP loan forgiveness applications totaling $296.1 million. Total PPP loans decreased $19.3 million, or 76.3%, from $25.3 million at December 31, 2021 to $6.1 million at March 31, 2022.

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During the three months ended March 31, 2022, the Company recognized $562,000 in PPP loan origination fee income and PPP interest income (“PPP income”), compared to $2.4 million during the three months ended March 31, 2021. As of March 31, 2022, the Company had $255,000 in remaining deferred PPP loan processing fees.

The table below breaks out the PPP income recognized for the periods noted:

	For the Three Months Ended
	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
	($ in thousands)

PPP origination fee income	$526	$868	$1,556	$1,240	$1,999
PPP interest income	36	105	201	387	412
Total PPP Income	$562	$973	$1,757	$1,627	$2,411

In addition to participating in the PPP, the Company implemented a modification deferral program under the CARES Act, which allowed residential, commercial and consumer borrowers who were adversely affected by the COVID-19 pandemic, to defer loan payments for a set period of time. As of March 31, 2022, the Company had two remaining commercial real estate loans, with an outstanding principal balance of $12.1 million, under CARES Act modification. The two borrowers were granted a principal deferral under the Company’s modification deferral program, but continue to make their interest and real estate tax payments. There were no outstanding deferrals related to residential and consumer loans under CARES modification as of March 31, 2022.

Key Highlights:

Loans and Deposits

At March 31, 2022, total loans were $1.9 billion, an increase of $61.6 million, or 3.3%, from December 31, 2021. Excluding PPP loans, total loans increased $80.8 million, or 4.4%, from December 31, 2021, primarily due to a $59.5 million, or 6.1%, increase in commercial real estate loans from December 31, 2021 to March 31, 2022.

At March 31, 2022, total deposits were $2.3 billion, an increase of $21.3 million, or 0.9%, from December 31, 2021. Core deposits, which include non-interest bearing demand accounts, increased $44.2 million, or 2.4%, from $1.9 billion, or 82.2% of total deposits, at December 31, 2021, to $1.9 billion, or 83.4% of total deposits at March 31, 2022. The loan to deposit ratio increased from 82.6% at December 31, 2021 to 84.6% at March 31, 2022 due to the increase in loans during the same period.

Allowance for Loan Losses and Credit Quality

At March 31, 2022, the allowance for loan losses as a percentage of total loans and as a percentage of non-performing loans was 1.00% and 484.2%, respectively. At March 31, 2022, non-performing loans totaled $4.0 million, or 0.21% of total loans, compared to $5.0 million, or 0.27% of total loans, at December 31, 2021. Total delinquency increased $667,000, or 31.2%, from 0.11% of total loans at December 31, 2021 to 0.15% of total loans at March 31, 2022.

Net Interest Margin

The net interest margin was 3.18% for the three months ended March 31, 2022 compared to 3.08% for the three months ended December 31, 2021. The net interest margin, on a tax-equivalent basis, was 3.20% for the three months ended March 31, 2022, compared to 3.10% for the three months ended December 31, 2021.

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Repurchases

On April 27, 2021, the Board of Directors authorized a stock repurchase plan (the “2021 Plan”) under which the Company is authorized to repurchase up to 2.4 million shares, or 10% of its outstanding common stock. During the three months ended March 31, 2022, the Company repurchased 112,674 shares of common stock under the 2021 Plan. At March 31, 2022, there were 564,645 shares available for repurchase under the 2021 Plan.

The shares repurchased under the 2021 Plan will be purchased from time to time at prevailing market prices, through open market or privately negotiated transactions, or otherwise, depending upon market conditions. There is no guarantee as to the exact number, or value, of shares that will be repurchased by the Company, and the Company may discontinue repurchases at any time that management determines additional repurchases are not warranted. The timing and amount of additional share repurchases under the 2021 Plan will depend on a number of factors, including the Company’s stock price performance, ongoing capital planning considerations, general market conditions, and applicable legal requirements.

Capital Management

Book value per share was $9.63 at March 31, 2022, compared to $9.87 at December 31, 2021, while tangible book value per share (non-GAAP) decreased $0.24, or 2.6%, from $9.21 at December 31, 2021 to $8.97 at March 31, 2022. Accumulated other comprehensive income/loss (“AOCI”) reduced the tangible book value per common share by $0.37 as of March 31, 2022, primarily due to the impact of higher interest rates on the fair value of available-for-sale securities.  As of March 31, 2022, the Company’s and the Bank’s regulatory capital ratios continued to exceed the levels required to be considered “well-capitalized” under federal banking regulations.

Net Income for the Three Months Ended March 31, 2022 Compared to the Three Months Ended December 31, 2021.

The Company reported net income of $5.3 million, or $0.24 per diluted share, for the three months ended March 31, 2022, compared to net income of $6.2 million, or $0.28 per diluted share, for the three months ended December 31, 2021. Return on average assets and return on average equity were 0.85% and 9.65%, respectively, for the three months ended March 31, 2022, compared to 0.97% and 11.22%, respectively, for the three months ended December 31, 2021.

Net Interest Income and Net Interest Margin

 On a sequential quarter basis, net interest income increased $116,000, or 0.6%, to $18.7 million for the three months ended March 31, 2022, from $18.6 million for the three months ended December 31, 2021. The increase in net interest income was primarily due to an increase in interest and dividend income of $17,000, or 0.1%, also improved by a decrease in interest expense of $99,000, or 7.4%.

During the three months ended March 31, 2022 and the three months ended December 31, 2021, interest and dividend income included PPP income of $562,000 and $973,000, respectively. During the three months ended March 31, 2022, the Company recorded $39,000 in positive purchase accounting adjustments, compared to negative purchase accounting adjustments of $31,000 during the three months ended December 31, 2021. Excluding PPP income and purchase accounting adjustments, net interest income increased $457,000, or 2.6%, from the three months ended December 31, 2021 to the three months ended March 31, 2022.

The net interest margin was 3.18% for the three months ended March 31, 2022 compared to 3.08% for the three months ended December 31, 2021. The net interest margin, on a tax-equivalent basis, was 3.20% for the three months ended March 31, 2022, compared to 3.10% for the three months ended December 31, 2021. Excluding PPP income, the net interest margin was 3.10% for the three months ended March 31, 2022, compared to 2.97% for the three months ended December 31, 2021. The average yield on interest-earning assets was 3.39% for the three months ended March 31, 2022, compared to 3.30% for the three months ended December 31, 2021. The average loan yield was 3.84% for the three months ended March 31, 2022, compared to 3.88% for the three months ended December 31, 2021.

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During the three months ended March 31, 2022, average interest-earning assets decreased $8.5 million, or 0.4%, to $2.4 billion, primarily due to a decrease in short-term investments of $74.8 million, or 56.8%, partially offset by an increase in average securities of $21.6 million, or 5.4%, and an increase in average loans of $44.7 million, or 2.4%. Excluding PPP loans, average loans increased $71.2 million, or 3.9%, from the three months ended December 31, 2021 to the three months ended March 31, 2022.

The average cost of total funds, including non-interest bearing accounts and borrowings, decreased one basis point from 0.23% for the three months ended December 31, 2021 to 0.22% for the three months ended March 31, 2022. The average cost of core deposits, including non-interest bearing demand deposits, decreased one basis point to 14 basis points for the three months ended March 31, 2022, from 15 basis points for the three months ended December 31, 2021. The average cost of time deposits decreased four basis points from 0.39% for the three months ended December 31, 2021 to 0.35% for the three months ended March 31, 2022. The average cost of borrowings, including subordinated debt, increased 23 basis points from 4.44% for the three months ended December 31, 2021 to 4.67% for the three months ended March 31, 2022. Average FHLB borrowings decreased $649,000, or 21.6%, from $3.0 million for the three months ended December 31, 2021 to $2.3 million for the three months ended March 31, 2022. Average demand deposits, an interest-free source of funds, decreased $21.2 million, or 3.3%, from $654.3 million, or 29.0% of total average deposits, for the three months ended December 31, 2021, to $633.1 million, or 28.1% of total average deposits, for the three months ended March 31, 2022.

Provision for Loan Losses

During the three months ended March 31, 2022, the provision for loan losses decreased $725,000, from a provision for loan losses of $300,000 for the three months ended December 31, 2021, to a credit for loan losses of $425,000. The decrease in the provision reflects management’s current assessment of the impact of the COVID-19 pandemic on the Bank’s loan portfolio. Management continues to assess the exposure of the Company’s loan portfolio to the COVID-19 pandemic, economic trends and their potential effect on asset quality. The Company has deferred the adoption of the Current Expected Credit Loss allowance methodology, as permitted by its classification as a Smaller Reporting Company under Securities and Exchange Commission rules. Management will continue to closely monitor portfolio conditions and reevaluate the adequacy of the allowance.

The Company recorded net charge-offs of $54,000 for the three months ended March 31, 2022, as compared to net charge-offs of $350,000 for the three months ended December 31, 2021. At March 31, 2022, non-performing loans totaled $4.0 million, or 0.21% of total loans, and total delinquency as a percentage of total loans was 0.15%.

Non-Interest Income

On a sequential quarter basis, non-interest income decreased $1.6 million, or 39.1%, to $2.3 million for the three months ended March 31, 2022, from $3.9 million for the three months ended December 31, 2021. During the three months ended December 31, 2021, non-interest income included the recognition of $555,000 in bank-owned life insurance (“BOLI”) death benefits and also included a $352,000 gain on non-marketable equity investments. During the three months ended March 31, 2022, service charges and fees decreased $96,000, or 4.2%, from the three months ended December 31, 2021. Mortgage banking income from the sale of fixed rate residential real estate loans decreased $287,000, or 99.3%, from $289,000 for the three months ended December 31, 2021 to $2,000 for the three months ended March 31, 2022. During the three months ended March 31, 2022, the Company reported unrealized losses on marketable equity securities of $276,000, compared to unrealized losses of $96,000 during the three months ended December 31, 2021. During the three months ended March 31, 2022, the Company reported a loss of $4,000 on securities sales. Income from BOLI decreased $38,000, or 7.8%, from the three months ended December 31, 2021 to $448,000, for the three months ended March 31, 2022.

Non-Interest Expense

For the three months ended March 31, 2022, non-interest expense increased $533,000, or 3.8% to $14.5 million, from the three months ended December 31, 2021. Salaries and employee benefits increased $46,000, or 0.6%, to $8.2 million. Occupancy expense increased $219,000, or 19.1%, primarily due to $140,000 in snow removal costs. Professional fees increased $100,000, or 21.0%, advertising expense increased $137,000, or 52.3%, and FDIC insurance expense increased $84,000, or 41.6%. Furniture and equipment expenses decreased $5,000, or 0.9%, data processing decreased $3,000, or 0.4%, and other non-interest expense decreased $45,000, or 1.9%. For the three months ended March 31, 2022, the efficiency ratio was 67.8%, compared to 64.4% for the three months ended December 31, 2021. The efficiency ratio is a non-GAAP measure. See page 16 for the related ratio calculation and a reconciliation of GAAP to non-GAAP financial measures.

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Income Tax Provision

Income tax expense for the three months ended March 31, 2022 was $1.7 million, or an effective tax rate of 24.2%, compared to $2.0 million, or an effective tax rate of 24.3%, for three months ended December 31, 2021.

Net Income for the Three Months Ended March 31, 2022 Compared to the Three Months Ended March 31, 2021.

The Company reported net income of $5.3 million, or $0.24 per diluted share, for the three months ended March 31, 2022, compared to net income of $5.8 million, or $0.24 per diluted share, for the three months ended March 31, 2021.

For the three months ended March 31, 2022, return on average assets and return on average equity were 0.85% and 9.65%, respectively, compared to 0.98% and 10.35%, respectively, for the three months ended March 31, 2021. The decrease in net income of $472,000, or 8.2%, was primarily due to a decrease in PPP income of $1.8 million, or 76.7%, from $2.4 million for the three months ended March 31, 2021 to $562,000 for the three months ended March 31, 2022.

Net Interest Income and Net Interest Margin

Net interest income increased $672,000, or 3.7%, to $18.7 million for the three months ended March 31, 2022, from $18.0 million for the three months ended March 31, 2021. The increase in net interest income was due to a decrease in interest expense of $762,000, or 38.0%, primary due to a $742,000, or 42.8%, decrease in interest expense on deposits. During the same period, interest and dividend income decreased $90,000, or 0.4%, primarily due to a $1.8 million, or 76.7%, decrease in PPP income.

Net interest income for the three months ended March 31, 2022 included PPP income of $562,000, compared to $2.4 million for the three months ended March 31, 2021. During the three months ended March 31, 2022 interest income included $39,000 in positive purchase accounting adjustments, compared to $45,000 in negative purchase accounting adjustments during the three months ended March 31, 2021. Excluding the adjustments above, net interest income increased $2.4 million, or 15.6%, from $15.7 million during the three months ended March 31, 2021, to $18.1 million during the three months ended March 31, 2022.

The net interest margin was 3.18% for the three months ended March 31, 2022, compared to 3.24%, for the three months ended March 31, 2021. The net interest margin, on a tax-equivalent basis, was 3.20% for the three months ended March 31, 2022, compared to 3.26% for the three months ended March 31, 2021. Excluding the adjustments discussed above, the net interest margin increased six basis points from 3.04% for the three months ended March 31, 2021 to 3.10% for the three months ended March 31, 2022. The Company’s net interest margin was positively impacted by higher average balances for loans and securities and a decrease in lower yielding interest-earning assets.

The loan yield decreased 19 basis points from 4.03% for the three months ended March 31, 2021 to 3.84% for the three months ended March 31, 2022. Excluding PPP loans and purchase accounting adjustments, the average loan yield decreased 13 basis points from 3.87% for the three months ended March 31, 2021 to 3.74% for the three months ended March 31, 2022. The average yield on interest-earning assets decreased 21 basis points from 3.60% for the three months ended March 31, 2021 to 3.39% for the three months ended March 31, 2022.

During the three months ended March 31, 2022, average interest-earning assets increased $130.5 million, or 5.8%, to $2.4 billion compared to the three months ended March 31, 2021. The increase was primarily due to an increase in average securities of $197.0 million, or 83.1%. Excluding average PPP loans, average loans increased $122.9 million, or 7.0%, from the three months ended March 31, 2021 to the three months ended March 31, 2022. Total average loans, excluding average PPP loans, were 78.8% of total average interest-earning assets for the three months ended March 31, 2022, compared to 77.9% for the three months ended March 31, 2021.

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During the three months ended March 31, 2022, the average cost of funds, including non-interest bearing demand accounts and borrowings, decreased 16 basis points, from 0.38% for the three months ended March 31, 2021 to 0.22% for the three months ended March 31, 2022. The average cost of core deposits, including non-interest bearing demand deposits, decreased 7 basis points from 0.21% for the three months ended March 31, 2021 to 0.14% for the three months ended March 31, 2022. The average cost of time deposits decreased 32 basis points from 0.67% for the three months ended March 31, 2021 to 0.35% for the three months ended March 31, 2022, while the average cost of borrowings increased from 2.10% for the three months ended March 31, 2021 to 4.67% for the three months ended March 31, 2022. Average demand deposits, an interest-free source of funds, increased $71.5 million, or 12.7%, from $561.6 million, or 27.0% of total average deposits, for the three months ended March 31, 2021 to $633.1 million, or 28.1%, of total average deposits, for the three months ended March 31, 2022.

Provision for Loan Losses

The provision for loan losses decreased $500,000, from a provision for loan losses of $75,000 for the three months ended March 31, 2021 to a credit for loan losses of $425,000 for the three months ended March 31, 2022. The Company recorded net charge-offs of $54,000 for the three months ended March 31, 2022, as compared to net charge-offs of $5,000 for the three months ended March 31, 2021. The decrease in the provision versus comparative periods reflected management’s current assessment of the impact of the COVID-19 pandemic on the Bank’s loan portfolio. Management continues to assess the exposure of the Company’s loan portfolio to the COVID-19 pandemic, economic trends and their potential effect on asset quality.

Non-Interest Income

Non-interest income decreased $656,000, or 21.8%, to $2.3 million for the three months ended March 31, 2022, from $3.0 million for the three months ended March 31, 2021. The three months ended March 31, 2021, included a gain on non-marketable equity investments of $546,000. Service charges and fees on deposits increased $291,000, or 15.5%, and income from bank-owned life insurance increased $7,000, or 1.6%, from $441,000 for the three months ended March 31, 2021 to $448,000, for the three months ended March 31, 2022. Income from mortgage banking activities decreased $225,000, or 99.1%, and other income decreased $54,000. During the three months ended March 31, 2022, unrealized losses on marketable equity securities were $276,000, compared to unrealized losses of $89,000 during the three months ended March 31, 2021. During the three months ended March 31, 2022, the Company reported realized losses on the sale of securities of $4,000, compared to realized losses of $62,000 during the three months ended March 31, 2021.

Non-Interest Expense

For the three months ended March 31, 2022, non-interest expense increased $1.1 million, or 8.5%, to $14.5 million from $13.3 million, for the three months ended March 31, 2021. Salaries and employee benefits expense increased $638,000, or 8.4%, to $8.2 million, primarily due to annual merit increases and benefit costs. Other non-interest expense increased $280,000, or 13.7%, occupancy expense increased $74,000, or 5.7%, furniture and equipment increased $53,000, or 10.8%, professional fees increased $33,000, or 6.1%, advertising expenses increased $61,000, or 18.0%, and data processing related expenses increased $2,000, or 0.3%. FDIC insurance expense decreased $12,000, or 4.0%. The efficiency ratio was 67.8% for the three months ended March 31, 2022, compared to 64.6% for the three months ended March 31, 2021. The efficiency ratio is a non-GAAP measure. See page 16 for the related ratio calculation and a reconciliation of GAAP to non-GAAP financial measures.

Income Tax Provision

Income tax expense for the three months ended March 31, 2022 was $1.7 million, or an effective tax rate of 24.2%, compared to $1.8 million, or an effective tax rate of 24.1%, for three months ended March 31, 2021.

Balance Sheet

At March 31, 2022, total assets were $2.6 billion, an increase of $17.0 million, or 0.7%, from December 31, 2021. During the three months ended March 31, 2022, cash and cash equivalents decreased $40.6 million, or 39.2%, to $62.9 million, investment securities decreased $5.4 million, or 1.3%, to $423.1 million and total loans, excluding PPP loans, increased $80.8 million, or 4.4%, to $1.9 billion.

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Investments

At March 31, 2022, the Company’s available-for-sale securities portfolio decreased $20.4 million, or 10.5%, from $194.4 million at December 31, 2021 to $173.9 million at March 31, 2022. The held-to-maturity securities portfolio, recorded at amortized cost, increased $15.3 million, or 6.9%, from $222.3 million at December 31, 2021 to $237.6 million at March 31, 2022. The Company allocated a portion of its excess liquidity to the investment portfolio as an alternative to cash and cash equivalents. This shift from overnight investments to held-to-maturity securities will assist the Company with managing the yield on interest-earning assets in the low interest rate environment that we are experiencing while providing ongoing cash flows from payments and pay downs. The primary objective of the investment portfolio is to provide liquidity and maximize income while preserving the safety of principal.

Total Loans

At March 31, 2022, total loans were $1.9 billion, an increase of $61.6 million, or 3.3%, from December 31, 2021. Excluding PPP loans, total loans increased $80.8 million, or 4.4%, driven by an increase in commercial real estate loans of $59.5 million, or 6.1%, partially offset by a decrease in total commercial and industrial loans of $10.7 million, or 4.7%. Excluding a decrease of $19.3 million in PPP loans from December 31, 2021, commercial and industrial loans increased $8.6 million, or 4.2%, at March 31, 2022. Residential real estate loans, which include home equity loans, increased $12.4 million, or 1.9%. In accordance with the Company’s asset/liability management strategy, during the three months ended March 31, 2022, the Company sold $277,000 of fixed rate, low coupon residential real estate loans to the secondary market. As of March 31, 2022, the Company serviced $85.5 million in loans sold to the secondary market, compared to $88.2 million at December 31, 2021. Servicing rights will continue to be retained on all loans written and sold to the secondary market.

The following table is a summary of our outstanding loan balances for the periods indicated:

	March 31, 2022	December 31, 2021
	(Dollars in thousands)

Commercial real estate loans	$1,039,487	$979,969

Residential real estate loans:
Residential	564,339	552,332
Home equity	100,165	99,759
Total residential real estate loans	664,504	652,091

Commercial and industrial loans:
PPP loans	6,052	25,329
Commercial and industrial loans	209,890	201,340
Total commercial and industrial loans	215,942	226,669
Consumer loans	4,252	4,250
Total gross loans	1,924,185	1,862,979
Unamortized PPP loan fees	(255)	(781)
Unamortized premiums and net deferred loans fees and costs	2,355	2,518
Total loans	$1,926,285	$1,864,716

Credit Quality

Management continues to remain attentive to any signs of deterioration in borrowers’ financial conditions and is proactive in taking the appropriate steps to mitigate risk. At March 31, 2022, nonperforming loans totaled $4.0 million, or 0.21% of total loans, compared to $5.0 million, or 0.27% of total loans, at December 31, 2021. At March 31, 2022, there were no loans 90 or more days past due and still accruing interest. Nonperforming assets to total assets, was 0.16% at March 31, 2022, compared to 0.20% at December 31, 2021. The allowance for loan losses as a percentage of total loans, was 1.00% at March 31, 2022, compared to 1.06% at December 31, 2021. At March 31, 2022, the allowance for loan losses as a percentage of nonperforming loans was 484.2%, compared to 398.6%, at December 31, 2021.

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Deposits

At March 31, 2022, total deposits were $2.3 billion, an increase of $21.3 million, or 0.9%, from December 31, 2021, primarily due to an increase in core deposits of $44.2 million, or 2.4%. Core deposits, which the Company defines as all deposits except time deposits, increased from $1.9 billion, or 82.2% of total deposits, at December 31, 2021, to $1.9 billion, or 83.4% of total deposits, at March 31, 2022. Non-interest-bearing deposits decreased $11.1 million, or 1.7%, to $630.2 million, interest-bearing checking accounts decreased $6.4 million, or 4.4%, to $139.3 million, savings accounts increased $7.0 million, or 3.2%, to $224.6 million, and money market accounts increased $54.7 million, or 6.4%, to $905.1 million.

Time deposits decreased $23.0 million, or 5.7%, from $402.0 million at December 31, 2021 to $379.0 million at March 31, 2022. The Company did not have any brokered deposits at March 31, 2022 or December 31, 2021.

FHLB and Subordinated Debt

At March 31, 2022, total borrowings decreased $1.0 million, or 4.5%, from $22.3 million at December 31, 2021, to $21.3 million. FHLB advances decreased $1.0 million, or 36.5%, to $1.7 million and subordinated debt outstanding totaled $19.6 million at March 31, 2022 and at December 31, 2021.

Capital

At March 31, 2022, shareholders’ equity was $219.1 million, or 8.6% of total assets, compared to $223.7 million, or 8.8% of total assets, at December 31, 2021. The decrease in shareholders’ equity reflects $1.2 million for the repurchase of the Company’s common stock, the payment of regular cash dividends of $1.3 million and an increase in accumulated other comprehensive loss of $8.4 million, partially offset by net income of $5.3 million. Total shares outstanding as of March 31, 2022 were 22,742,189.

Capital Management

The Company’s book value per share was $9.63 at March 31, 2022 compared to $9.87 at December 31, 2021, while tangible book value per share (non-GAAP) decreased $0.24, or 2.6%, from $9.21 at December 31, 2021 to $8.97 at March 31, 2022. AOCI reduced the tangible book value per common share by $0.37 as of March 31, 2022, primarily due to the impact of higher interest rates on the fair value of available-for-sale securities.

The Company’s regulatory capital ratios remain in compliance with regulatory “well capitalized” requirements and internal target minimal levels. At March 31, 2022, the Company’s Tier 1 leverage, common equity tier 1 capital, and total risk-based capital ratios were 8.9%, 11.9%, and 14.0%, respectively, and the Bank’s Tier 1 leverage, common equity tier 1 capital, and total risk-based capital ratios were 9.1%, 12.1%, and 13.1%, respectively, compared with regulatory “well capitalized” minimums of 5.00%, 6.5%, and 10.00%, respectively.

Dividends

Although the Company has historically paid quarterly dividends on its common stock and currently intends to continue to pay such dividends, the Company’s ability to pay such dividends depends on a number of factors, including restrictions under federal laws and regulations on the Company’s ability to pay dividends, and as a result, there can be no assurance that dividends will continue to be paid in the future.

8

About Western New England Bancorp, Inc.

Western New England Bancorp, Inc. is a Massachusetts-chartered stock holding company and the parent company of Westfield Bank, CSB Colts, Inc., Elm Street Securities Corporation, WFD Securities, Inc. and WB Real Estate Holdings, LLC. Western New England Bancorp, Inc. and its subsidiaries are headquartered in Westfield, Massachusetts and operate 25 banking offices throughout western Massachusetts and northern Connecticut. To learn more, visit our website at www.westfieldbank.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to the Company’s financial condition, liquidity, results of operations, future performance, business, measures being taken in response to the COVID-19 pandemic and the impact of the COVID-19 impact on the Company’s business. Forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.”  Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates.  These factors include, but are not limited to:

  the duration and scope of the COVID-19 pandemic and the local, national and global impact of COVID-19;
  actions governments, businesses and individuals take in response to the COVID-19 pandemic;
  the speed and effectiveness of vaccine and treatment developments and their deployment, including public adoption rates of COVID-19 vaccines;
  the emergence of new COVID-19 variants, such as the Omicron variant, and the response thereto;
  the pace of recovery when the COVID-19 pandemic subsides;
  changes in the interest rate environment that reduce margins;
  the effect on our operations of governmental legislation and regulation, including changes in accounting regulation or standards, the nature and timing of the adoption and effectiveness of new requirements under the Dodd-Frank Act Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”), Basel guidelines, capital requirements and other applicable laws and regulations;
  the highly competitive industry and market area in which we operate;
  general economic conditions, either nationally or regionally, resulting in, among other things, a deterioration in credit quality;
  changes in business conditions and inflation;
  changes in credit market conditions;
  the inability to realize expected cost savings or achieve other anticipated benefits in connection with business combinations and other acquisitions;
  changes in the securities markets which affect investment management revenues;
  increases in Federal Deposit Insurance Corporation deposit insurance premiums and assessments;
  changes in technology used in the banking business;
  the soundness of other financial services institutions which may adversely affect our credit risk;
  certain of our intangible assets may become impaired in the future;
  our controls and procedures may fail or be circumvented;
  new lines of business or new products and services, which may subject us to additional risks;
  changes in key management personnel which may adversely impact our operations;
  severe weather, natural disasters, acts of war or terrorism and other external events which could significantly impact our business; and
  other factors detailed from time to time in our SEC filings.

 Although we believe that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from the results discussed in these forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except to the extent required by law.

9

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Net Income and Other Data

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2022	2021	2021	2021	2021
INTEREST AND DIVIDEND INCOME:
Loans	$17,947	$18,089	$18,670	$18,321	$19,120
Securities	1,950	1,763	1,500	1,277	854
Other investments	25	25	28	28	35
Short-term investments	21	49	40	26	24
Total interest and dividend income	19,943	19,926	20,238	19,652	20,033

INTEREST EXPENSE:
Deposits	992	1,091	1,217	1,466	1,734
Long-term debt	—	—	—	185	273
Subordinated debt	253	253	256	197	—
Total interest expense	1,245	1,344	1,473	1,848	2,007

Net interest and dividend income	18,698	18,582	18,765	17,804	18,026

(CREDIT ) PROVISION FOR LOAN LOSSES	(425)	300	(100)	(1,200)	75

Net interest and dividend income after (credit) provision for loan losses	19,123	18,282	18,865	19,004	17,951

NON-INTEREST INCOME:
Service charges and fees	2,174	2,270	2,132	2,075	1,883
Income from bank-owned life insurance	448	486	485	500	441
Bank-owned life insurance death benefit	—	555	—	—	—
(Loss) gain on sales of securities, net	(4)	—	2	(12)	(62)
Unrealized (losses) gains on marketable equity securities	(276)	(96)	11	6	(89)
Gain on sale of mortgages	2	289	665	242	227
Gain on non-marketable equity investments	—	352	—	—	546
Loss on interest rate swap termination	—	—	—	(402)	—
Other income	4	—	—	—	58
Total non-interest income	2,348	3,856	3,295	2,409	3,004

NON-INTEREST EXPENSE:
Salaries and employee benefits	8,239	8,193	8,094	7,973	7,601
Occupancy	1,363	1,144	1,124	1,099	1,289
Furniture and equipment	543	548	533	513	490
Data processing	723	726	698	758	721
Professional fees	577	477	575	589	544
FDIC insurance	286	202	273	225	298
Advertising	399	262	345	347	338
Loss on prepayment of borrowings	—	—	—	45	—
Other	2,326	2,371	2,376	2,125	2,046
Total non-interest expense	14,456	13,923	14,018	13,674	13,327

INCOME BEFORE INCOME TAXES	7,015	8,215	8,142	7,739	7,628

INCOME TAX PROVISION	1,696	1,995	2,106	2,087	1,837
NET INCOME	$5,319	$6,220	$6,036	$5,652	$5,791

Basic earnings per share	$0.24	$0.28	$0.27	$0.24	$0.24
Weighted average shares outstanding	22,100,076	22,097,968	22,620,387	23,722,903	24,486,146
Diluted earnings per share	$0.24	$0.28	$0.27	$0.24	$0.24
Weighted average diluted shares outstanding	22,172,909	22,203,876	22,714,429	23,773,562	24,543,554

Other Data:
Return on average assets (1)	0.85%	0.97%	0.96%	0.92%	0.98%
Return on average equity (1)	9.65%	11.22%	10.85%	10.16%	10.35%
Efficiency ratio (2)	67.79%	64.38%	63.58%	66.09%	64.58%
Net interest margin, on a fully tax-equivalent basis	3.20%	3.10%	3.20%	3.08%	3.26%

________________

(1)	Annualized.
(2)	The efficiency ratio represents the ratio of operating expenses divided by the sum of net interest and dividend income and non-interest income, excluding realized and unrealized gains and losses on securities, gain on non-marketable equity investments, bank-owned life insurance death benefit, loss on interest rate swap termination and loss on prepayment of borrowings.

10

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2022	2021	2021	2021	2021
Cash and cash equivalents	$62,898	$103,456	$148,496	$105,494	$132,124
Available-for-sale securities, at fair value	173,910	194,352	208,030	231,166	195,454
Held to maturity securities, at amortized cost	237,575	222,272	154,403	107,783	63,960
Marketable equity securities, at fair value	11,643	11,896	11,970	11,936	11,906
Federal Home Loan Bank of Boston and other restricted stock - at cost	2,594	2,594	2,698	4,036	4,492

Loans	1,926,285	1,864,716	1,846,150	1,876,988	1,924,868
Allowance for loan losses	(19,308)	(19,787)	(19,837)	(19,870)	(21,227)
Net loans	1,906,977	1,844,929	1,826,313	1,857,118	1,903,641

Bank-owned life insurance	73,343	72,895	74,286	73,801	73,301
Goodwill	12,487	12,487	12,487	12,487	12,487
Core deposit intangible	2,469	2,563	2,656	2,750	2,844
Other assets	71,542	70,981	69,459	70,035	63,320
TOTAL ASSETS	$2,555,438	$2,538,425	$2,510,798	$2,476,606	$2,463,529

Total deposits	$2,278,164	$2,256,898	$2,230,884	$2,186,459	$2,159,506
Long-term debt	1,686	2,653	3,829	4,990	42,676
Subordinated debt	19,643	19,633	19,623	19,614	—
Securities pending settlement	146	—	—	461	152
Other liabilities	36,736	35,553	38,120	41,411	38,339
TOTAL LIABILITIES	2,336,375	2,314,737	2,292,456	2,252,935	2,240,673

TOTAL SHAREHOLDERS’ EQUITY	219,063	223,688	218,342	223,671	222,856
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,555,438	$2,538,425	$2,510,798	$2,476,606	$2,463,529

11

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Other Data

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2022	2021	2021	2021	2021
Shares outstanding at end of period	22,742,189	22,656,515	22,848,781	24,070,399	24,583,958

Operating results:
Net interest income	$18,698	$18,582	$18,765	$17,804	$18,026
(Credit) provision for loan losses	(425)	300	(100)	(1,200)	75
Non-interest income	2,348	3,856	3,295	2,409	3,004
Non-interest expense	14,456	13,923	14,018	13,674	13,327
Income before income provision for income taxes	7,015	8,215	8,142	7,739	7,628
Income tax provision	1,696	1,995	2,106	2,087	1,837
Net income	5,319	6,220	6,036	5,652	5,791

Performance Ratios:
Net interest margin, on a fully tax-equivalent basis	3.20%	3.10%	3.20%	3.08%	3.26%
Interest rate spread, on a fully tax-equivalent basis	3.10%	2.99%	3.09%	2.94%	3.10%
Return on average assets	0.85%	0.97%	0.96%	0.92%	0.98%
Return on average equity	9.65%	11.22%	10.85%	10.16%	10.35%
Efficiency ratio	67.79%	64.38%	63.58%	66.09%	64.58%

Per Common Share Data:
Basic earnings per share	$0.24	$0.28	$0.27	$0.24	$0.24
Per diluted share	0.24	0.28	0.27	0.24	0.24
Cash dividend declared	0.06	0.05	0.05	0.05	0.05
Book value per share	9.63	9.87	9.56	9.29	9.07
Tangible book value per share	8.97	9.21	8.89	8.66	8.44

Asset Quality:
30-89 day delinquent loans	$1,407	$1,102	$1,619	$2,607	$7,216
90 days or more delinquent loans	1,401	1,039	1,446	1,808	2,058
Total delinquent loans	2,808	2,141	3,065	4,415	9,274
Total delinquent loans as a percentage of total loans	0.15%	0.11%	0.17%	0.24%	0.48%
Total delinquent loans as a percentage of total loans, excluding PPP	0.15%	0.12%	0.17%	0.25%	0.53%
Nonperforming loans	$3,988	$4,964	$5,632	$5,989	$6,782
Nonperforming loans as a percentage of total loans	0.21%	0.27%	0.31%	0.32%	0.35%
Nonperforming loans as a percentage of total loans, excluding PPP	0.21%	0.27%	0.32%	0.34%	0.39%
Nonperforming assets as a percentage of total assets	0.16%	0.20%	0.22%	0.24%	0.28%
Nonperforming assets as a percentage of total assets, excluding PPP	0.16%	0.20%	0.23%	0.25%	0.30%
Allowance for loan losses as a percentage of nonperforming loans	484.15%	398.61%	352.22%	331.77%	312.99%
Allowance for loan losses as a percentage of total loans	1.00%	1.06%	1.07%	1.06%	1.10%
Allowance for loan losses as a percentage of total loans, excluding PPP	1.01%	1.08%	1.11%	1.12%	1.21%
Net loan charge-offs (recoveries)	$54	$350	$(67)	$157	$5
Net loan charge-offs as a percentage of average assets	0.00%	0.01%	0.00%	0.01%	0.00%

12

The following table sets forth the information relating to our average balances and net interest income for the three months ended March 31, 2022, December 31, 2021 and March 31, 2021 and reflects the average yield on interest-earning assets and average cost of interest-bearing liabilities for the periods indicated.

	Three Months Ended
	March 31, 2022			December 31, 2021			March 31, 2021
	Average		Average Yield/	Average		Average Yield/	Average		Average Yield/
	Balance	Interest(8)	Cost(9)	Balance	Interest(8)	Cost(9)	Balance	Interest(8)	Cost(9)
	(Dollars in thousands)
ASSETS:
Interest-earning assets
Loans(1)(2)	$1,894,870	$18,067	3.87%	$1,850,162	$18,197	3.90%	$1,923,477	$19,220	4.05%
Securities(2)	423,437	1,950	1.87	401,811	1,764	1.74	227,330	854	1.52
Other investments	10,595	25	0.96	10,654	25	0.93	9,663	35	1.47
Short-term investments(3)	57,030	21	0.15	131,770	49	0.15	95,004	24	0.10
Total interest-earning assets	2,385,932	20,063	3.41	2,394,397	20,035	3.32	2,255,474	20,133	3.62
Total non-interest-earning assets	143,635			149,151			144,588
Total assets	$2,529,567			$2,543,548			$2,400,062

LIABILITIES AND EQUITY:
Interest-bearing liabilities
Interest-bearing checking accounts	$132,192	95	0.29	$132,028	106	0.32	$90,503	105	0.47
Savings accounts	218,448	36	0.07	214,961	36	0.07	187,217	37	0.08
Money market accounts	878,393	521	0.24	849,023	546	0.26	675,662	653	0.39
Time deposit accounts	389,063	340	0.35	410,149	403	0.39	567,102	939	0.67
Total interest-bearing deposits	1,618,096	992	0.25	1,606,161	1,091	0.27	1,520,484	1,734	0.46
Short-term borrowings and long-term debt	21,975	253	4.67	22,614	253	4.44	52,670	273	2.10
Interest-bearing liabilities	1,640,071	1,245	0.31	1,628,775	1,344	0.33	1,573,154	2,007	0.52
Non-interest-bearing deposits	633,082			654,334			561,581
Other non-interest-bearing liabilities	32,857			40,428			38,360
Total non-interest-bearing liabilities	665,939			694,762			599,941
Total liabilities	2,306,010			2,323,537			2,173,095
Total equity	223,557			220,011			226,967
Total liabilities and equity	$2,529,567			$2,543,548			$2,400,062
Less: Tax-equivalent adjustment(2)		(120)			(109)			(100)
Net interest and dividend income		$18,698			$18,582			$18,026
Net interest rate spread(4)			3.08%			2.97%			3.08%
Net interest rate spread, on a tax-equivalent basis(5)			3.10%			2.99%			3.10%
Net interest margin(6)			3.18%			3.08%			3.24%
Net interest margin, on a tax-equivalent basis(7)			3.20%			3.10%			3.26%
Ratio of average interest-earning
assets to average interest-bearing liabilities			145.48%			147.01%			143.37%

13

__________________________________________________
(1)	Loans, including nonaccrual loans, are net of deferred loan origination costs and unadvanced funds.
(2)	Loan and securities income are presented on a tax-equivalent basis using a tax rate of 21%. The tax-equivalent adjustment is deducted from tax-equivalent net interest and dividend income to agree to the amount reported on the consolidated statements of net income.
(3)	Short-term investments include federal funds sold.
(4)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(5)	Net interest rate spread, on a tax-equivalent basis, represents the difference between the tax-equivalent weighted average yield on interest-earning assets and the tax-equivalent weighted average cost of interest-bearing liabilities.
(6)	Net interest margin represents net interest and dividend income as a percentage of average interest-earning assets.
(7)	Net interest margin, on a tax-equivalent basis, represents tax-equivalent net interest and dividend income as a percentage of average interest-earning assets.
(8)	Acquired loans, time deposits and borrowings are recorded at fair value at the time of acquisition. The fair value marks on the loans, time deposits and borrowings acquired accrete and amortize into net interest income over time. For the three months ended March 31, 2022, December 31, 2021, and March 31, 2021, the loan accretion income and interest expense reduction on time deposits and borrowings increased (decreased) net interest income $39,000, $(31,000) and $(45,000), respectively. Excluding these items, net interest margin, on a tax-equivalent basis, for the three months ended March 31, 2022, December 31, 2021, and March 31, 2021 was 3.19%, 3.10% and 3.27%, respectively.
(9)	Annualized.

14

Reconciliation of Non-GAAP to GAAP Financial Measures

The Company believes that certain non-GAAP financial measures provide information to investors that is useful in understanding its financial condition.  Because not all companies use the same calculation, this presentation may not be comparable to other similarly titled measures calculated by other companies.  A reconciliation of these non-GAAP financial measures is provided below.

	For the quarter ended
	3/31/2022	12/31/2021	9/30/2021	6/30/2021	3/31/2021
			(In thousands)

Loans (no tax adjustment)	$17,947	$18,089	$18,670	$18,321	$19,120
Tax-equivalent adjustment	120	108	106	104	100
Loans (tax-equivalent basis)	$18,067	$18,197	$18,776	$18,425	$19,220

Securities (no tax adjustment)	$1,950	$1,763	$1,500	$1,277	$854
Tax-equivalent adjustment	—	1	1	1	—
Securities (tax-equivalent basis)	$1,950	$1,764	$1,501	$1,278	$854

Net interest income (no tax adjustment)	$18,698	$18,582	$18,765	$17,804	$18,026
Tax equivalent adjustment	120	109	107	105	100
Net interest income (tax-equivalent basis)	$18,818	$18,691	$18,872	$17,909	$18,126

Net interest income (no tax adjustment)	$18,698	$18,582	$18,765	$17,804	$18,026
Less:
Purchase accounting adjustments	39	(31)	56	(33)	(45)
Prepayment penalties and fees	21	21	8	117	35
PPP fee income	562	973	1,757	1,627	2,411
Adjusted net interest income (non-GAAP)	$18,076	$17,619	$16,944	$16,093	$15,625

Average interest-earning assets	$2,385,932	$2,394,397	$2,337,717	$2,330,311	$2,255,474
Average interest-earnings asset, excluding average PPP loans	$2,370,852	$2,352,858	$2,257,346	$2,174,716	$2,088,910
Net interest margin (no tax adjustment)	3.18%	3.08%	3.18%	3.06%	3.24%
Net interest margin, tax-equivalent	3.20%	3.10%	3.20%	3.08%	3.26%
Adjusted net interest margin, excluding purchase accounting adjustments, PPP fee income and prepayment penalties (non-GAAP)	3.10%	2.97%	2.98%	2.97%	3.03%

15

	For the quarter ended
	3/31/2022	12/31/2021	9/30/2021	6/30/2021	3/31/2021
			(In thousands)

Book Value per Share (GAAP)	$9.63	$9.87	$9.56	$9.29	$9.07
Non-GAAP adjustments:
Goodwill	(0.55)	(0.55)	(0.55)	(0.52)	(0.51)
Core deposit intangible	(0.11)	(0.11)	(0.12)	(0.11)	(0.12)
Tangible Book Value per Share (non-GAAP)	$8.97	$9.21	$8.89	$8.66	$8.44

Income Before Income Taxes (GAAP)	$7,015	$8,215	$8,142	$7,739	$7,628
(Credit) provision for loan losses	(425)	300	(100)	(1,200)	75
Income Before Taxes and Provision (non-GAAP)	$6,590	$8,515	$8,042	$6,539	$7,703

Efficiency Ratio:
Non-interest Expense (GAAP)	$14,456	$13,923	$14,018	$13,674	$13,327
Non-GAAP adjustments:
Loss on prepayment of borrowings	—	—	—	(45)	—
Non-interest Expense for Efficiency Ratio (non-GAAP)	$14,456	$13,923	$14,018	$13,629	$13,327

Net Interest Income (GAAP)	$18,698	$18,582	$18,765	$17,804	$18,026

Non-interest Income (GAAP)	$2,348	$3,856	$3,295	$2,409	$3,004
Non-GAAP adjustments:
Bank-owned life insurance death benefit	—	(555)	—	—	—
Loss (gain) on securities, net	4	—	(2)	12	62
Unrealized losses (gains) on marketable equity securities	276	96	(11)	(6)	89
Loss on interest rate swap termination	—	—	—	402	—
Gain on non-marketable equity investments	—	(352)	—	—	(546)
Non-interest Income for Efficiency Ratio (non-GAAP)_	$2,628	$3,045	$3,282	$2,817	$2,609
Total Revenue for Efficiency Ratio (non-GAAP)	$21,326	$21,627	$22,047	$20,621	$20,635

Efficiency Ratio (GAAP)	68.69%	62.05%	63.54%	67.65%	63.37%
Efficiency Ratio (Non-interest Expense for Efficiency Ratio (non-GAAP)/Total Revenue for Efficiency Ratio (non-GAAP))	67.79%	64.38%	63.58%	66.09%	64.58%

16